Item 77E


LEGAL PROCEEDINGS

Since October 2003, Federated and related entities (collectively, "Federated"), and various Federated funds
("Funds"), have been named as defendants in several class action lawsuits now pending in the United States District
Court for the District of Maryland. The
lawsuits were purportedly filed on behalf of people who purchased, owned and/or redeemed shares of Federated-sponsored mutual funds during specified periods beginning
November 1, 1998.
The suits are generally similar in alleging that Federated engaged in illegal and improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused financial injury to the mutual fund shareholders. These lawsuits began to be filed shortly after Federated's first public announcement that it had received requests for information on shareholder trading activities in the Funds from the SEC, the Office of the New York State Attorney General ("NYAG"), and other authorities. In that regard, on November
 28, 2005,
Federated announced that it had reached final settl ements with the SEC and the NYAG with respect to th ose matters.
Specifically, the SEC and NYAG settled proceedings
 against three Federated subsidiaries involving undisclosed market timing arrangements and late trading. The S
EC made findings: that Federated Investment Management
Company ("FIMC"), an SEC-registered investment adviser to various Funds, and Federated Securities Corp., an SEC-registered broker-dealer and distributor for the Funds, violated provisions of the Investment Advisers
 Act and
Investment Company Act by approving, but not disclosing
, three market timing arrangements, or the associated conflict of interest between FIMC and the funds involved i n the arrangements, either to other fund shareholders or to
the funds' board; and that Federated Shareholder Servi ces Company, formerly an SEC-registered transfer agent, failed to prevent a customer and a Federated employee from late trading in violation of provisions of the Investment
Company Act. The NYAG found that such conduct violate d provisions of New York State law. Federated entered into the settlements without admitting or denying the regulators' findings. As Federated previously report ed in 2004, it has already paid approximately $8.0 million to ce rtain funds as determined by an independent consultant
.. As part
of these settlements, Federated agreed to pay disgorge ment and a civil money penalty in the aggregate amount of an additional $72 million and, among other things, agreed that it would not serve as investment adviser to any registered investment company unless (i) at least 75% of the fund's directors are independent of Federated,
(ii) the
chairman of each such fund is independent of Federated,
 (iii) no action may be taken by the fund's board or any committee thereof unless approved by a majority of the independent trustees of the fund or committee, respectively, and (iv) the fund appoints a "senior officer" who repor ts to the independent trustees and is responsible for monitoring compliance by the fund with applicable laws an d fiduciary duties and for managing the process by which management fees charged to a fund are approved. The settl ements are described in Federated's announcement which, along with previous press releases and related commu nications on those matters, is available in the "About
Us" section of Federated's website at FederatedInvestors.com. Federated and various Funds have also been named as defen dants in several additional lawsuits, the majority of which are now pending in the United States District Cour t for the Western District of Pennsylvania, alleging, among other things, excessive advisory and Rule 12b-1 fees.
The board of the Funds has retained the law firm of Dickste in Shapiro LLP to represent the Funds in these lawsuits. Federated and the Funds, and their respective counsel, are reviewing the allegations and intend to defend this litigation. Additional lawsuits based upon similar allegati ons may be filed in the future. The potential impact of these lawsuits, all of which seek unquantified damages, at torneys' fees, and expenses, and future potential similar suits is uncertain. Although we do not believe that these l awsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the regulatory investigations will not result in increased Fund redemptions, reduced sales of Fund shares, or other adverse consequences for the Funds.

	- 3 -